Exhibit 99.1

NEWS RELEASE

Chatham Lodging Announces the Passing of Jack P. DeBoer, Board Member,
Pioneer of the “Extended-Stay and All-Suite” Hotel Concepts

WEST PALM BEACH, Fla., March 15, 2021—Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced the passing of Jack P. DeBoer, who served as a board member for Chatham since its initial public offering in 2010, as well as board member of Innkeepers USA Trust for approximately 10 years.

“Jack was a great friend, mentor and inspiration for me over the last 27 years, and I know he will be missed dearly by all who had the good fortune to know him,” stated Jeffrey H. Fisher, Chatham’s president and chief executive officer. “He was not only a great businessman and advisor, but also an amazing human being. He was a wonderful patriarch for his family and a great humanitarian, dedicating much time and resources to those in need around the world. Our Board will never be the same.”

With the founding of Residence Inn, followed by Summerfield Suites and Candlewood Suites, Jack is recognized as the pioneer of the extended-stay and all-suite hotel concepts. He designed and built the first Residence Inn, an all-suite hotel, in downtown Wichita, Kans., in 1975, and built or franchised 103 more properties before selling The Residence Inn Company to Marriott Corporation in 1987. In 1988, he co-founded Summerfield Hotel Corporation, a second-generation, upscale, all-suite hotel chain, which was sold to Hyatt. In 1995, he founded the Candlewood Hotel Company. After developing 130 hotels, Candlewood was purchased by InterContinental Hotels Group in December 2003. In June 2002, DeBoer used his extended-stay hotel model to create Value Place, an extended-stay hotel that he built to approximately 200 locations before it was rebranded into WoodSpring Suites and sold to Choice Hotels in 2015. In 2014, Jack created WaterWalk, a unique concept that provides a mix of all-inclusive apartments and oversized hotel suites.

“To say that Jack is a legend in hospitality is a massive understatement. His contributions will be appreciated forever, and he has been awarded every lodging achievement award possible,” Fisher added. “He certainly belongs on the Mt. Rushmore of hospitality alongside J. Willard Marriott and Conrad Hilton.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 85 hotels totaling 11,848 rooms/suites, comprised of 39 properties it wholly owns with an aggregate of 5,900 rooms/suites in 15 states and the District of Columbia and a minority investment in the Innkeepers joint venture that owns 46 hotels with an aggregate of 5,948 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com